                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*

                               Dipper Incorporated
                       ----------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                  -------------
                                 (CUSIP Number)

                                December 20, 2001
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)

         [X]    Rule 13d-1(c)

         [ ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (11-99)

                                Page 1 of 7 Pages

===============================================================================
  CUSIP NO.
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

           Corporation Management Services, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Colorado
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 200,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY                  0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  200,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           200,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           16.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
           CO
------------------------------------------------------------------------------
                                Page 2 of 7 Pages

===============================================================================
  CUSIP NO.
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

           George G. Andrews
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 5,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY                  205,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  5,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               205,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           210,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           17.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
           IN
------------------------------------------------------------------------------
                                Page 3 of 7 Pages

===============================================================================
  CUSIP NO.
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

           Barbara Davidson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 5,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY                  200,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  5,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               200,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           205,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           16.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
           IN
------------------------------------------------------------------------------
                                Page 4 of 7 Pages

                                  SCHEDULE 13G

 Item 1.

       (a)      Name of Issuer:

                Dipper Incorporated

       (b)      Address of Issuer's Principal Executive Offices:

                7899 West Frost Drive, Littleton, CO 80128

 Item 2.

 (a)      Name of Person Filing:
          Corporate Management Services, Inc.                George G. Andrews                Barbara Davidson

 (b)      Address of Principal Business Office or, if none, Residence:
          7899 West Frost Drive                              7899 West Frost Drive            1327 Lark Court
          Littleton, CO 80128                                Littleton, CO 80128              Boulder, CO 80303

 (c)      Citizenship:
          Colorado Corporation                               USA                              USA

 (d)      Title of Class of Securities:
          Common Stock

 (e)      CUSIP Number:
          none

         Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b), or (c), check whether the person filing is a:

              Not Applicable

 Item 4.      Ownership.

              Amount Beneficially Owned:

              Corporate Management Services, Inc.:                200,000
              ------------------------------------
              George G. Andrews:                                  210,000
              ------------------
              Barbara Davidson:                                   205,000
              -----------------

              Percent of Class:

              Corporate Management Services, Inc.:                16.3%
              ------------------------------------
              George G. Andrews:                                  17.1%
              ------------------
              Barbara Davidson:                                   16.7%
              -----------------


                                Page 5 of 7 Pages

   Number of shares as to which such person has:

   (i)   sole power to vote or to direct the vote:
            Corporate Management Services, Inc.:                       200,000
            -----------------------------------
            George G. Andrews:                                           5,000
            ------------------
            Barbara Davidson:                                            5,000
            -----------------

   (ii)  shared power to vote or to direct  the vote:
            George G. Andrews:                                         205,000
            ------------------
            Barbara Davidson:                                          200,000
            -----------------

   (iii) sole power to dispose or to direct the disposition of:
            Corporate Management Services, Inc.:                       200,000
            ------------------------------------
            George G. Andrews:                                           5,000
            -----------------
            Barbara Davidson:                                            5,000
            -----------------

   (iv)  shared power to dispose or to direct the disposition of:
            George G. Andrews:                                         205,000
            ------------------
            Barbara Davidson:                                          200,000
            -----------------

Item  5.   Ownership of Five Percent or Less of a Class:

           Not Applicable

Item  6.   Ownership of More than Five Percent on Behalf of Another Person:

           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           Not Applicable

Item  8.   Identification and Classification of Members of the Group:

           Not Applicable

Item  9.   Notice of Dissolution of Group:

           Not Applicable

Item 10.   Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issurer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 6 of 7 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Corporation Management Service, Inc.

July 10, 2002                      /s/ George G. Andrews
                                   ---------------------------
                                   By: George G. Andrews
                                   Title: President


                                   /s/ George G. Andrews
                                   ---------------------------
                                   George G. Andrews


                                   /s/ Barbara Davidson
                                   ---------------------------
                                   Barbara Davidson




                                Page 7 of 7 Pages